EXHIBIT 2.4

AGREEMENT

This Agreement (“Agreement”) is entered into on this 30th day, of April, 2008 by and between Zealous Trading Group, Inc. (fka Atlantic Syndication Network Inc.), a Nevada corporation (the “Parent”), ASNI II, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and Zealous Holdings, Inc., a Delaware corporation (the “Company”).  This Agreement is in reference to that certain Agreement and Plan of Merger dated July 16, 2007 (“Merger Agreement”).  Capitalized terms used in this Agreement without definition shall have the meanings as set forth in the Merger Agreement.   Parent, Merger Sub and Company are collectively referred to herein as “Parties.”

WHEREAS, the Parent, Merger Sub and Company have entered into that Merger Agreement in which the Company shall be merged with and into Merger Sub (the “Merger”);

WHEREAS, the closing of the Merger was to take place at the offices of Jones Garneau, 670 White Plains Road, Scarsdale, NY 10583;

WHEREAS, the Parties made certain representations, warranties and covenants, and agreed to conduct their business as specified in the Merger Agreement prior to the closing of the Merger;

NOW, THEREFORE, in consideration of the mutual covenants, promises, representations and warranties set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree or provide consent to the following:

1.
Pursuant to Article I, Section 1.2 of the Merger Agreement, Parties agree to change the place of closing from the offices of Jones Garneau at 670 White Plains Road, Scarsdale, NY 10583 to Fennemore Craig P.C. at 300 South Fourth Street, Suite 1400, Las Vegas, NV 89101.

2.	Pursuant to Article I, Section 1.3 of the Merger Agreement, Parent and Company agree that May 9, 2008 shall be the effective time of the Merger.

3.
Pursuant to Article IV, Section 4.2(c) of the Merger Agreement, the Company consents to the following transactions, including without limitation, those transactions with those certain individuals or entities listed on Schedule A, which is incorporated by reference herein:

a.	Section 4.2(c)(i): the issuance of certain securities, including without limitation warrants, listed on Schedule A.
b.
Section 4.2(c)(iii): (1) the creating, incurring or assuming any indebtedness; (2) the assuming, guaranteeing, endorsing or otherwise become liable or responsible for the obligations of any other person or entity; (3) making any loans, advances or capital contributions to any other person or entity, listed on Schedule A.

c.	Section 4.2(c)(v): the leasing of that certain property located at 15641 Red Hill Avenue, Tustin, CA 92780.
d.	Section 4.2(c)(vii): the Security Agreement in which the Debenture Holders (as listed on Schedule A) and Zealous Capital Markets LLC have a security interest in the assets of Parent.
e.	Section 4.2(c)(ix): amend its articles of incorporation and bylaws.

4.
Pursuant to Article IV, Section 4.6(a) of the Merger Agreement, the Company hereby provides notice to the Parent of those certain Company representations and warranties in Section 3.1 that are inaccurate or untrue after the Merger Agreement date or prior to the Closing, as set forth on Exhibit A.

a.	Parties agree to change June 30, 2007 to December 31, 2007 as the “Balance Sheet Date,” in Section 3.1(i)
b.	Parties agree to change Section 3.1(l) by amending the last words in the paragraph from “the date hereof” to “the Balance Sheet Date.”

5.
Pursuant to Article IV, Section 4.7 of the Merger Agreement, the Company provides consent to the Parent to issue or make a publication or press release or other public announcement with respect to the Merger Agreement or the transaction contemplated therein.

6.	Pursuant to Article IV, Section 4.10(b) of the Merger Agreement, the Parties agree that the used equipment was determined to have no realizable value and is disposed of.

7.
This Agreement may be executed in any number of counterparts, including facsimile. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart.

8.	The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their heirs, representatives, successors and assigns.

9.	Except as provided herein, the terms and provisions of the Merger Agreement shall remain unchanged and shall remain in full force and effect.

[Signature on following page]

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

ZEALOUS TRADING GROUP, INC.
/s/ MILTON AULT, III
By: Milton “Todd” Ault, III
Chief Executive Officer and President

ZEALOUS HOLDINGS, INC.
/s/ SOTHI THILLAIRAJAH
By: Sothi Thillairajah
Chief Operating Officer

ASNI II, INC.
/s/ KENT G. WYATT, SR.
By: Kent G. Wyatt, Sr.
       President

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